Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Inquiries: Jeanne Leonard, Liberty Property Trust, 610-648-1704

Media Contact: Robbie Raffish, a.s.a.p.r., 443-944-9301

LIBERTY PROPERTY TRUST COMPLETES SALE OF 49 PROPERTIES

Malvern, PA — December  30, 2013 — Liberty Property Trust (NYSE: LRY) today announced that it has closed on the sale of 49 properties totaling approximately four million square feet of space and 140 acres of land, for proceeds of $367.7 million. This sale is part of the previously announced transaction consisting of a total of 97 properties. Sale of the balance of the portfolio, for proceeds of $329.6 million, is scheduled for late January 2014.

The initial closing consists of 1.9 million square feet of office properties, 1.8 million square feet of flex properties and 274,000 square feet of industrial properties, and includes Liberty’s Jacksonville, Florida portfolio in its entirety, a portion of Liberty’s Fort Washington, PA portfolio, and flex properties in Minnesota.

The assets that were sold are in the following markets:

State	Properties	SF
Florida (Jacksonville)	32	2,110,212
Minnesota	12	915,693
Pennsylvania (Fort Washington)	5	996,874
TOTAL	49	4,022,779

A comprehensive list of assets included in this closing is available at www.libertyproperty.com under News Releases.

About Liberty Property Trust

Liberty is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties.  Liberty’s 103 million square foot portfolio consists of 790 properties providing office, distribution and light manufacturing facilities to 2,400 tenants.

Forward Looking Statement

The statements in this release, as well as information included in oral statements, contain statements that are or will be forward-looking, such as statements relating to, among others, the consummation of the sales described herein. These forward-looking statements generally are accompanied by words such as “believes,” “anticipates,” “expects,” “estimates,” “should,” “seeks,” “intends,” “proposed,” “planned,” “outlook” and “goal” or similar expressions. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the company can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve important risks, uncertainties and other factors that could cause actual results to differ materially from the expected results and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of the company. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. These risks, uncertainties and other factors include, without limitation, uncertainties affecting real estate business generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to the integration of the operations of entities that we have acquired or may acquire, risks relating to financing arrangements and sales of securities, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the company and sensitivity of the company’s operations and financing arrangements to fluctuations in interest rates), dependence on the primary markets in which the company’s properties are located, the existence of complex regulations relating to status as a REIT and the adverse consequences of the failure to qualify as a REIT, risks relating to litigation, and the potential adverse impact of market interest rates on the market price for the company’s securities.

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